Exhibit 99.(h)(16)

NSCC SERVICES AGREEMENT

BY AND AMONG

QUASAR DISTRIBUTORS, LLC

AND

MAIRS AND POWER GROWTH FUND, INC.

 AND MAIRS AND POWER BALANCED FUND, INC.

THIS AGREEMENT (“Agreement”) is made as of this 31 day of March 2010, by and among Mairs and Power Growth Fund, Inc. and Mairs and Power Balanced Fund, Inc. (each a “Fund”, collectively the “Funds”), both Minnesota corporations, on behalf of each of its funds listed on Schedule A, attached hereto, which may be amended from time to time, and Quasar Distributors, LLC, a Delaware limited liability company (the “Servicing Agent”).

WHEREAS, the Funds are registered open-end management investment companies under the Investment Company Act of 1940 (the ‘1940 Act’); and

WHEREAS, the Funds desire that their shares be permitted to be traded through Fund/SERV and participate in the Networking System (“Networking”) and any other relevant programs or services offered by the National Securities Clearing Corporation (“NSCC”) now and in the future; and

WHEREAS, the Servicing Agent is currently a member of the NSCC and at the request of the Funds, desires to assist the Funds with expediting its trading in Fund/SERV and their participation in Networking.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Procedures

(a)       The Servicing Agent agrees to permit the Funds’ trading through Fund/SERV and participation in Networking through the Servicing Agent’s NSCC membership, and such other programs and services as may be offered by NSCC as the parties may mutually agree, subject to the terms and conditions herein. Except as noted above, the Servicing Agent is not responsible or liable for any distribution activities on behalf of the Funds.

(b)       The Servicing Agent shall enter into a Fund Member Additional Member Agreement with NSCC pursuant to which an additional number will be issued in conjunction with the Servicing Agent’s NSCC activities on behalf of each portfolio listed on Schedule A hereto.  The Servicing Agent shall in no way be deemed to act as a distributor or underwriter for the Funds through its sponsorship of the Funds.  U.S. Bancorp Fund Services, LLC, (“USBFS”), in its role as transfer agent for the Funds or NSCC operational agent for Quasar, shall act as agent for the sole purposes of mutual fund settlement and Networking pursuant to the terms of the Transfer Agent Servicing Agreement by and between the Funds and USBFS.  USBFS shall only settle trades in U.S. Dollars.  The Funds or their designee shall be responsible for any settlements with the NSCC transacted with non-U.S. dollars.

(c)       Upon the request of the Funds and in reliance on the terms hereof, and in order to expedite the trading of the Funds through NSCC and participation in Networking and any other relevant programs and services offered by NSCC as agreed to by the parties, the Servicing Agent has agreed to guarantee the payment to NSCC of any and all fees and charges imposed by NSCC from time to time relating to the Fund’s transactions with NSCC, and has assumed responsibility with respect to NSCC for all transactions in and all obligations and liabilities relating to the Funds’ clearing numbers and participation in Networking.

(d)       This Agreement shall be effective as of the date hereof and shall continue in effect until terminated by either party upon 90 days written notice, with the exception that Section 3(b) and Section 3(c) will survive indefinitely the termination of the Servicing Agent’s participation in NSCC on behalf of the Funds.  It is understood that the Servicing Agent may, in its sole discretion, and at any time, terminate any or all of its participation in NSCC on behalf of the Funds.  In the event the Servicing Agent elects to cease these services, it will provide prompt notice to the Funds. Servicing Agent will provide prompt notice to the Funds upon receipt of the Funds’ NSCC membership numbers.  Notice(s) shall be sent to the respective address of each party listed below.  It is specifically agreed that the termination of this Agreement shall not affect the obligations of USBFS under the Transfer Agent Servicing Agreement.

2.  Duties and Representations of the Funds.

(a)  Each Fund represents that it is duly organized and in good standing under the law of its jurisdiction of incorporation and registered as an open-end management investment company under the 1940 Act.  Each Fund agrees that it will act in material conformity with its Articles of Incorporation, By-Laws, its Registration Statement as may be amended from time to time and resolutions and other instructions of its Board.  Each Fund agrees to comply in all material respects with the 1933 Act, the 1940 Act, and all other applicable federal and state laws and regulations.  Each Fund represents and warrants that this Agreement has been duly authorized by all necessary action by each Fund under the 1940 Act, state law and each Fund’s Articles of Incorporation and By-Laws.

(b)  Each Fund shall take or cause to be taken all necessary action to register shares of the Funds under the 1933 Act and to maintain an effective Registration Statement for such shares in order to permit the sale of Shares as herein contemplated.

(c)  Each Fund represents and agrees that all shares to be sold by it are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.  Each Fund further agrees that it shall have the right to suspend the sale of shares of the Fund at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of shares of each Fund at any time permitted by the 1940 Act or the rules of the Securities and Exchange Commission (“SEC”).  The Funds shall advise the Servicing Agent promptly of any such determination.

(d)  The Funds shall file such reports and other documents as may be required under applicable federal and state laws and regulations.

(e)  Each Fund agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)  Each Fund represents and warrants that its Registration Statement and any advertisements and sales literature of the Funds (excluding statements relating to the Servicing Agent and the services it provides that are based upon written information furnished by the Servicing Agent expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g)  Each Fund represents and warrants that it will submit a wire transfer to USBFS relating to the transactions of the Fund with the NSCC.  The wire transfer shall match the exact amount wired by Servicing Agent to the NSCC relating to transactions of the Fund.  In the event USBFS does not receive a wire transfer of the exact amount of the settlement from the Fund at or prior to NSCC settlement, USBFS shall be entitled to receive interest upon any unpaid sum at prime rate.

3.         Payment of Charges, Expenses, Obligations; Liability

(a)       As compensation for the services performed and the expenses assumed by Servicing Agent under this Agreement, Servicing Agent shall be entitled to the fees and expenses set forth in Schedule A to this Agreement which are payable promptly after the last day of each month.  Such fees shall be paid to Servicing Agent by the Funds.

(b)       The Funds shall indemnify, defend and hold harmless the Servicing Agent and its affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities whether with or without basis in fact or law (including the costs of investigating or defending any alleged actions, suits, claims, demands, losses, expenses, charges and liabilities) of any and every nature which the Servicing Agent or its affiliates may sustain or incur or which may be asserted against the Servicing Agent or its affiliates by any person arising directly or indirectly out of, resulting from, or in conjunction with the Servicing Agent’s participation in Fund/SERV, Networking and any other relevant programs or services offered by the NSCC, now and in the future, on behalf of the Funds; provided, however, that the Servicing Agent shall not be indemnified against any actions, suits, claims, demands, losses, expenses, charges and liabilities to the extent arising out of the Servicing Agent’s willful misfeasance, negligence or reckless disregard of its duties and obligations in participating in the foregoing on behalf of the Funds.

(c)       the Servicing Agent agrees to indemnify and hold harmless the Funds and their affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities resulting from any acts or failures to act undertaken or omitted to be taken by the Servicing Agent through its bad faith, willful misconduct, negligence or reckless disregard by it of its obligations with respect to the performance of services under this Agreement.

(d)       The Funds shall take all such actions as may reasonably be requested by the Servicing Agent to implement the understandings described herein with respect to the Servicing Agent’s activities with NSCC on behalf of the Funds.

4.  Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder

5.              Arbitration

Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure.  Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

6.                  Confidentiality.

The Servicing Agent agrees on behalf of its employees to treat all records relative to the Funds and prior, present or potential shareholders of the Funds as confidential, and not to use such records for any purpose other than performance of the Servicing Agent’s responsibilities and duties under this Agreement, except after notification and prior approval by the Funds, which approval shall not be unreasonably withheld, and may not be withheld where the Servicing Agent may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Funds.  Records and information which have become known to the public through no wrongful act of the Servicing Agent or any of its employees, agents or representatives shall not be subject to this paragraph.

7.                  Anti-Money Laundering Program.

Each Fund represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT

Act, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”). Each Fund further represent that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to their particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine the Fund’s AML books and records.

8.             Term of Agreement; Amendment; Assignment

a.                      This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed.

b.                     Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to a particular Fund: (i) upon mutual consent of the parties, or (ii) upon not less than 30 days’ written notice, by either one of the Funds, or by the Distributor.  The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Funds.  This Agreement will automatically terminate in the event of its “assignment.”

c.                      Sections 6 shall survive termination of this Agreement.

9.              Duties in the Event of Termination

In the event that, in connection with termination, the Servicing Agent will promptly, upon such termination and at the expense of the Funds, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Servicing Agent under this Agreement in a form reasonably acceptable to the Funds (if such form differs from the form in which the Distributor has maintained the same, the Funds shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Servicing Agent’s personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Funds.

10.          Early Termination

In the absence of any material breach of this Agreement, should the Funds elect to terminate this Agreement prior to the end of the term, the Funds agree to pay the following fees:

a.               all monthly fees through the life of the contract, including the rebate of any negotiated discounts;

b.              all fees associated with converting services to successor service provider;

c.               all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.              all out-of-pocket costs associated with a-c above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written

Quasar Distributors, LLC
(the “Servicing Agent”)

By:	/s/James Schnoenike
James Schoenike, President
615 East Michigan Street
Milwaukee, WI 53202

Mairs and Power GROWTH FUND, INC., AND MAIRS & POWER BALANCED FUND, INC.
(“Funds”)

By:	/s/Jon A. Theobald
Jon A. Theobald, Secretary
W-1520 First National Bank Building
332 Minnesota Street
St. Paul, MN 55101

Schedule A

to

NSCC Services Agreement

by and among

Quasar Distributors, LLC, Mairs and Power Growth Fund, Inc. and

Mairs and Power Balanced Fund, Inc.

Service Fees:

NSCC Sub-Distribution Annual Services - $2,000 annually,

Fees are billed monthly

Funds

Mairs and Power Growth Fund

Mairs and Power Balanced Fund